Exhibit 23.1





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 2-84303), Form S-8 and S-3 (File No. 33-6054), Form S-8 and S-3 (File No. 33-26434), Form S-8 and S-3 (File No. 33-30277), Form S-8 (File No. 33-61682), Form S-8 (File No. 33-61718), Form S-8 (File No.
333-51494) and Form S-3 (File No. 333-118102) of Leucadia National Corporation of our report dated March 8, 2006 relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.








/s/ PricewaterhouseCoopers LLP
------------------------------

PricewaterhouseCoopers LLP

New York, New York
March 8, 2006